As filed with the Securities and Exchange Commission on June 9, 2017

Registration No. 333-213430

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Zynerba Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	26-0389433
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

80 W. Lancaster Avenue, Suite 300

Devon, PA 19333

(484) 581-7505
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Armando Anido

Chairman and Chief Executive Officer

Zynerba Pharmaceuticals, Inc.

80 W. Lancaster Avenue, Suite 300

Devon, PA 19333

(484) 581-7505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Rachael M. Bushey, Esq.

Hogan Lovells US LLP

1835 Market Street, 29th Floor

Philadelphia, PA 19103

(267) 675-4600

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the registration statement on Form S-3, Registration No. 333-213430 (the “Registration Statement”), filed by Zynerba Pharmaceuticals, Inc. (the “Company”) on September 1, 2016 with the Securities and Exchange Commission (the “Commission”) to register the sale from time to time of up to $150,000,000 in total of one or more series or classes of (i) shares of the Company’s common stock, par value $0.001 per share; (ii) shares of the Company’s preferred stock, par value $0.001 per share; (iii) debt securities consisting of debentures, notes or other evidences of indebtedness; (iv) warrants to purchase shares of common stock, preferred stock and/or debt securities; (v) purchase contracts to purchase common stock or preferred stock; (vi) units consisting of a combination of the foregoing securities; (vii) subscription rights to purchase any of the foregoing securities; or (viii) any combination of these securities (collectively, the “Registered Securities”). The Registration Statement was declared effective by the Commission on September 12, 2016.

The Company has decided to terminate the offerings under the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statement to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Devon, in the Commonwealth of Pennsylvania, on this June 9, 2017.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Armando Anido
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.